Exhibit 10.1

Lender name:

Loan amount: US $2,000,000

Loan date: February 1, 2010

CER (HONG KONG) HOLDINGS LIMITED

LOAN AGREEMENT

THIS LOAN AGREEMENT is entered into by and among CER (Hong Kong) Holding Limited, incorporated in the Hong Kong Special Administrative Region (“CER Hong Kong”) with the person specified on the signature page hereto as the lender (“Lender”), and China Energy Recovery, Inc., a Delaware corporation (“CER”), as of this 1st  day of February 2010.

WHEREAS, CER Hong Kong is a wholly owned subsidiary of CER, and the parent affiliate company of CER Energy Recovery (Shanghai) Co., Ltd., (“CER Shanghai”) a foreign investment enterprise  established under the laws of the Peoples Republic of China (“China”).

WHEREAS, CER Hong Kong proposes to borrow from the Lender under this secured loan agreement (the “Loan Agreement”) the amount set forth herein as its commitment hereunder, and re-lend the aggregate amount borrowed from the Lender and such other persons that enter into similar agreements as the Loan Agreement (together the “Lenders”) to CER Shanghai, under a  loan agreement which will be registered with State Administration of Foreign Exchange (“SAFE”) as to the principal and interest payments and other payment obligations, to be evidenced by the approval of SAFE (“SAFE Agreement”).

WHEREAS, CER Shanghai has a project contract (the “Project Contract”) with SOPO Chemical New Development Co., Ltd (“SOPO CND”), guaranteed as to payment by its affiliate SOPO Chemical (Group) Co., Ltd. (“SOPO Group”), which provides for periodic payments commencing April 2010, in the amount of One Million Twenty Thousand Renminbi per month (“SOPO Contract Payment”).  CER Shanghai has agreed to place the SOPO Contract Payment into a separate account (“CER China Account”) in China, under the signature control of an agent (“Agent”) determined by CER Shanghai and CER Hong Kong, as approved by the Lenders acting by majority of the principal amount outstanding hereunder.  Periodically, the SOPO Contract Payment amounts will be transmitted from the CER China Account to an account located in Hong Kong of CER Hong Kong (“CER Hong Kong Account”), under the signature control of Chui and Lau, Solicitors (Hong Kong) pursuant to that certain Escrow Agreement dated February 1, , 2010.

WHEREAS, CER Hong Kong acknowledges that payments to it under the loan agreement between it and CER Shanghai will be subject to certain deductions, including for taxes and payment expenses, but those deductions will be the sole responsibility of CER Shanghai and will not in any way affect the obligation to pay principal, interest and other obligations, in full as if there was no deduction, when due under this Loan Agreement in accordance with its terms.

WHEREAS, CER Shanghai has obtained an amendment to the agreements with SOPO CND and SOPO Group to provide that the payments under the Project Contract and related guarantee will be paid to the CER China Account.

WHEREAS, as security for this Loan Agreement and the other loan agreements of all the Lenders, Mr. Wu Qinghuan, the Chief Executive Officer of CER and principal stockholder of CER Hong Kong, will pledge 8,000,006 shares of common stock of CER, which shares will be held in escrow under the terms of an escrow agreement (the “Share Escrow Agreement”) for the benefit of all the Lenders.  Such shares have been issued to Mr. Wu as restricted securities as that term is defined under Rule 144 (“Rule 144”) of the United States Securities Act of 1933, as amended (the “33 Act”), and subject to the particular provisions of issuances by shell companies.

NOW THEREFORE, in consideration of the respective representations, warranties and agreements set forth herein, CER Hong Kong, CER and the Lender, agree as follows.
1.         Loan and Interest; Late Penalty.  CER Hong Kong is hereby borrowing from the Lender the aggregate sum of USD $2,000,000 (“Loan”). The outstanding principal amount of the Loan and any other obligations under this Loan shall bear interest at the annual rate of 15.1%, compounded monthly, commencing the date the amount of the Loan is remitted to CER Hong Kong, and continuing until the principal and such other obligations of the Loan are repaid in full.  If any payment is not made when due, then the payment will bear a monthly penalty equal to 1.5% of the amount due, compounded monthly, until repaid in full, net of tax and fees.  To the extent that CER Hong Kong makes a required payment in an amount less than required, it will pay such amount pro rata among all the outstanding Loan Agreements on the basis of the then outstanding principal.

 This Loan Agreement, is one of a series of Secured Loan Agreements of CER Hong Kong (collectively, the “Loan Agreements”), aggregating USD $4,000,000 in principal amount, all of which are secured by 8,000,006 shares of common stock of CER, owned by Mr. Wu (“Collateral”).  All the Loan Agreements are identical in all respects except for the principal amount, payee and the date of issue thereof, and all of which are also secured by the Collateral.  The Loan Agreements shall rank pari passu with each other in all respects and shall be considered a single series for all purposes, including, but not limited to, making a demand for payment, electing to accelerate payment, amending the Loan Agreements, and foreclosing or otherwise pursuing remedies against the Collateral securing the Loan Agreements, except that each Loan Agreement shall be considered separate with respect to the date from which interest shall accrue.

2.         Repayment of the Loan.  The maturity date of the Loan will be January 15, 2013 (the “Maturity Date”).  CER Hong Kong will pay the sum of USD$ 283,011.37 at the end of every four calendar months, commencing May 15, 2010, and the Maturity Date, which shall have a 15 day grace period, which amount represents the principal on an amortizing basis and interest due under this Loan Agreement shall be due and owing in full. Such amounts as may be due under this Loan Agreement may be paid from an escrow account established by CER Hong Kong for the benefit of the holders of the Loan Agreements.

3.         Prepayment.  CER Hong Kong may prepay the principal under this Loan Agreement in whole or in part, at any time or from time to time, upon 30 days advance written notice to the Lender, with a premium 1.25% on the amount of the principal amount prepaid through the date of payment, net of tax and fees; provided that all other Loan amounts shall then be prepaid pro rata among all the outstanding Loan Agreements on the basis of the then outstanding principal.  Each prepayment shall be accompanied by accrued interest on the amount to be prepaid through the date of payment.

4.         Exchange Rate Differential Payment.  As an additional inducement to the Lender to make the Loan, which payment will not be considered interest hereunder, CER will issue to the Lender or its designee, on each date that an amount of principal of the Loan is paid, shares of common stock of CER, on a restricted basis, without registration rights, as follows:  If the RMB exchange rate between the RMB and United States Dollar (“USD”) is less than RMB 6.8271(the agreed upon exchange rate on the date of the making of the Loan), such that the value of the RMB is greater than the USD, then the difference in the principal installment calculated at the rate of RMB and calculated at the rate of RMB to USD on such repayment date will be converted into a US dollar amount and divided by the closing price of one share of common stock of CER on the OTC or stock exchange, the result of which will represent that number of shares to be issued to the Lender as of such date, in restricted stock.

The above formula is as follows:

 {[(A x B) – (A x C)] divided by C} divided by D = G

A = US dollar amount of principal payment.
B = The RMB to US$ exchange rate on date of Loan (RMB 6.8271).
C = The RMB to US$ exchange rate on the principal installment repayment date, determined by the Bank of China.
D = Closing price of one share of common stock on principal installment repayment date.
G= Number of shares due to investor, in restricted stock.

5.          Appointment of Escrow Agent.  CER Hong Kong shall have the right to appoint an escrow agent for the purposes of facilitating the payment of the principal, interest and other obligations due to the holders of the Loan Agreements.  Notwithstanding the foregoing, the holders of the Loan Agreements, acting by majority of the principal amount outstanding, may require CER Hong Kong to change the escrow agent, for any reason at any time.  Additionally, the holders of the Loan Agreements, acting by majority of the principal amount outstanding, may indicate to CER Hong Kong, at any time, the person or entity that they desire to act as an escrow agent for the receipt of payment from CER Shanghai and disbursal of the amounts due under the Loan Agreements.

6.           Obligation to Fund Loan.  The Lender will have no obligation to fund the principal of the Loan to CER Hong Kong until it has been provided fully executed copies of the following:

a.	The Loan Agreement between the Lender and CER Hong Kong;

b.	Loan Agreement between CER Hong Kong and CER Shanghai;

c.
SAFE final approval documentation evidencing the right of CER Shanghai to make the payments of principal, interest and other payment obligations when due under its loan agreement with CER Hong Kong, together with any other documents that CER Hong Kong reasonably requests in respect of the SAFE approval or upon the request of the Lenders;

d.	Escrow Agreement among Mr. Wu, CER Hong Kong for the benefit of the Lenders and Golenbock Eiseman Assor Bell and Peskoe LLC;

e.	Payment Agreement relating to the CER China Account;

f.	Escrow Agreement relating to the CER Hong Kong Account;

g.	Project Contract and related payment guarantee agreement of SOPO Group;

h.	Amendments to the Project Contract and related payment guarantee agreement of SOPO Group;

i.
Opinion of Global Law Office, relating to the enforceability of the Project Contract, the payment guarantee agreement of SOPO Group, each as amended, the loan agreement between CER Shanghai and CER Hong Kong; and

j.	Waiver of Hold & Opt Limited.

Upon receipt of the above referenced documents, and any other documents reasonably requested by the Lenders, the Lender will be obligated to fund the Loan within three days but not before February 1, 2010.  Funding will be by wire transfer to the CER Hong Kong Account, the reference for which is Standard Chartered Bank (Hong Kong) Limited, Standard Chartered Bank Building 4-4A Des Voeux Road, Central, Hong Kong, SWIFT CODE SCBLHKHHXXX, USD Account Number 368-0-074135-4.

7.           Use of Proceeds.  The proceeds of the Loan Agreements will be used by CER Hong Kong to fund its loan to CER Shanghai.

8.           Security Interest.  As an inducement to the Lender to make this Loan, Mr. Wu has entered into a Security and Pledge Agreement for the benefit of all the Lenders, which provides for the pledge of the Collateral to secure the payment and performance obligations of all the Loan Agreements, pari passu.

9.           Events of Default.  If any of the following events (“Events of Default”) shall occur:

9.1           if CER Hong Kong shall default in the payment of any part of the principal of or interest on this or any other similar Loan Agreement after the same shall have become due and payable, whether at an installment date, maturity or at a date fixed for prepayment or by declaration or otherwise; or if CER Hong Kong shall default in any performance or payment obligation or compliance with any term contained herein; or

9.2           or if CER Hong Kong shall default in any performance or payment obligation or compliance with any term contained in this or any other similar Loan Agreement; or

9.3           if there shall be a default in the performance of or compliance with any term contained in (a) the loan agreement between CER Hong Kong and CER Shanghai, (b) SAFE Agreement, (c) Paying Agreement relating to the CER China Account, (d) Escrow Agent Agreement relating to the CER Hong Kong Account, or (e) the Project Contract or related payment guarantee, as amended.

9.4           if CER or any subsidiary or affiliate shall default (as principal or guarantor or other surety) in the payment of any principal of or premium, if any, or interest on any indebtedness for borrowed money (other than the Loan Agreements) or with respect to any of the terms of any evidence of such indebtedness or of any mortgage, indenture or other agreement relating thereto which default accelerates the maturity of such indebtedness, and such default shall continue for more than the period of grace, if any, provided therein without being consented to or waived by such lender; or

9.5           if CER or any subsidiary or affiliate shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting or not contesting the material allegations of a petition filed against CER or any subsidiary or affiliate in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of CER or any subsidiary or affiliate or of all or any substantial part of the properties of CER or any subsidiary or affiliate, or CER or any subsidiary or affiliate shall take any corporate action looking to the dissolution or liquidation; or

9.6           if, within 30 days after the commencement of an action against CER or any subsidiary or affiliate seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of CER or any subsidiary or affiliate stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within 30 days after the appointment without the consent or acquiescence of CER or any subsidiary or affiliate or any trustee, receiver or liquidator of CER or any subsidiary or affiliate or of all or any substantial part of the properties of CER or any subsidiary or affiliate, such appointment shall not have been vacated;

9.7           if any material portion of CER’s or any subsidiary’s or affiliate’s assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third person;

9.8           if CER or any subsidiary or affiliate is enjoined, restrained, or in any way prevented by court or regulatory agency order from continuing to conduct all or any material part of its business affairs;

9.9           if one or more final judgments in excess of the amount covered by insurance, becomes a lien or encumbrance upon any of CER’s or any subsidiary’s or affiliate’s assets;

9.10         if any document or instrument that purports to create a lien on or with respect to the Collateral shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority lien on and security interest in the Collateral covered thereby; or

9.11        any provision of a Loan Agreement or any document or instrument relating to or securing a Loan Agreement shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by CER or any subsidiary of CER, or Mr. Wu or a proceeding shall be commenced by CER or any subsidiary of CER, or by Mr. Wu or by any governmental authority having jurisdiction over CER or any subsidiary or Mr. Wu, seeking to establish the invalidity or unenforceability thereof, or CER or any subsidiary of CER or Mr. Wu shall deny that it has any liability or obligation purported to be created thereunder;

then and in any such event any holder or holders of a majority in principal amount of the Loan Agreements at any time outstanding, voting or consenting together on the basis of the outstanding principal, may at any time (unless all defaults shall have theretofore been remedied) at its or their option, (i) by written notice or notices to CER Hong Kong, declare all the Loan Agreements to be due and payable, whereupon the same shall forthwith mature and become due and payable together with interest accrued thereon, without presentment, demand, protest or notice, all of which are hereby waived; and (ii) exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, or otherwise available to it or them, all the rights and remedies of a secured party on default under the Uniform Commercial Code or any other applicable law.

In case any one or more Events of Default shall occur and be continuing, the holders of the Loan Agreements may proceed to protect and enforce the rights of such holders by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, or for an injunction against a violation of any of the terms hereof, or in aid of the exercise of any power granted hereby or by law.  In case of a default in the payment of any principal of or interest under any Loan Agreement, CER Hong Kong or CER will pay to the holder thereof such further amount as shall be sufficient to cover the cost and expenses of collection, including (without limitation) reasonable attorneys' fees, expenses and disbursements.  No course of dealing and no delay on the part of the holder of this Loan Agreement in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers and remedies.  No right, power or remedy conferred hereby upon any holder hereof shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

10.         Guarantee.

10.1            Shares as Limited Guarantee. As an inducement to the holder of this Loan Agreement, Mr. Qinghuan Wu, the Chief Executive Officer of CER (“Guarantor”) has deposited an aggregate of 8,000,006 shares of common stock of CER, including distributions in respect of the shares (together the “Shares”) as a guarantee for the repayment of the principal, and only the principal, due under this Loan Agreement.  The escrow agent will be Golenbock Eiseman Assor Bell & Peskoe LLC (“Golenbock”). The guarantee is in respect of all the Loan Agreements of similar tenor, and is to be pro rated among all the Loan Agreements as to principal.  CER Hong Kong shall have the right on behalf of the holders of this and the other Loan Agreements to obtain the Shares from the escrow and to sell the Shares and distribute the proceeds, or at the written election of the holder of this Loan Agreement, to distribute the pro rata portion of the Shares obtained by CER Hong Kong to the holder of this Loan Agreement.  This guarantee is a limited guarantee, and to the extent any of the Shares are distributed from the escrow to CER Hong Kong or to the holder of this Loan Agreement, the guarantee shall be discharged by the Guarantor.  The Guarantor and his heirs, executors and administrators have no additional obligation under this guarantee other than to surrender the Shares as provided in the escrow agreement for the Shares.  The Guarantor, in certain circumstances, additionally has the right to request the return of Shares and reduce its liability under the terms of the guarantee.

10.2           Conflicts Waiver.  Guarantor, CER, CER Shanghai, CER Hong Kong and the holder of this Loan Agreement are aware or have been informed and acknowledge that Golenbock is one of several counsel for CER and its affiliated and subsidiary corporations and agree that Golenbock may continue to represent CER Delaware and its affiliated and subsidiary corporations after date hereof in all matters notwithstanding the performance of its duties and obligations hereunder, including, without limitation, representation with respect to the escrow agreement, this Loan Agreement and the transactions contemplated thereunder.  Guarantor, CER, CER Shanghai, CER Hong Kong and the holder of this Loan Agreement each hereby waive any claim of conflict of interest relating to Golenbock’s duties, obligations and acts hereunder and waive any right or claim to object to such continued legal representation by Golenbock of CER and its affiliated and subsidiary corporations on or after the date hereof.

11.         Representations of the Holder.

11.1           Access.  The holder of this Loan Agreement has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of CER and its subsidiaries and affiliates, and acknowledges that CER has provided the holder of this Loan Agreement access to the personnel, properties, premises and books and records of CER and its subsidiaries and affiliates for this purpose, and the holder of this Loan Agreement has had an opportunity to ask questions of and receive responses from management of CER and its subsidiaries and affiliates.

11.2           Investment Intent.  The holder of this Loan Agreement is making the loan evidenced hereby solely for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended.

11.3           Accredited Investor.  The holder of this Loan Agreement has the financial ability to bear the economic risk of such holder’s investment, has adequate means for providing for such holder’s current needs and personal contingencies and has no need for liquidity with respect to such holder’s investment in CER Hong Kong and its subsidiaries and affiliates.  The holder of this Loan Agreement has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment.  If other than an individual, the holder of this Loan Agreement also represents (A) it has not been organized for the purpose of acquiring the Loan Agreement or (B) it is an entity in which each of the equity owners is an accredited investor as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended.  If the holder of this Loan Agreement is an individual, such holder represents he or she is an accredited investor as defined in such Rule 501(a).

12.         Representation of CER.  As an inducement to the Lenders to make the Loans under the Loan Agreements, CER makes the following representation to each of the Lenders:

12.1             SEC Reports.  CER has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the 18 months preceding the date hereof on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  Such reports required to be filed by CER under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, together with any materials filed or furnished by CER under the Exchange Act, whether or not any such reports were required being collectively referred to herein as the “SEC Reports” and, together with this Loan Agreement, the “Disclosure Materials”.  As of their respective dates, the SEC Reports filed by CER complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed by CER, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The consolidated financial statements of CER and its consolidated subsidiaries and affiliated controlled companies included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements, the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP or may be condensed or summary statements, and fairly present in all material respects the consolidated financial position of CER and its consolidated subsidiaries and affiliated controlled companies as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.  All material agreements to which CER or any Subsidiary is a party or to which the property or assets of CER or any Subsidiary are subject are included as part of or identified in the SEC Reports, to the extent such agreements are required to be included or identified pursuant to the rules and regulations of the SEC.

12.2             Financial Statements.  Since the date of the latest audited financial statements included within the SEC Reports (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that would result in a material adverse effect on the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of CER, (ii) CER, on a consolidated basis, has not incurred any material liabilities other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in CER’s consolidated financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (iii) CER has not altered its method of accounting or the changed its auditors, (iv) CER has not declared or made any dividend or distribution of cash or other property to its stockholders, in their capacities as such, or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (except for repurchases by CER of shares of capital stock held by employees, officers, directors, or consultants pursuant to an option of CER to repurchase such shares upon the termination of employment or services), and (v) CER has not issued any equity securities to any officer, director or affiliate, except pursuant to existing CER stock-based plans.  CER and its subsidiaries and affiliates (including controlled companies) have not taken any steps to seek protection pursuant to any bankruptcy law nor does CER have any knowledge or reason to believe that its or its subsidiaries’’ or affiliates’ creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.  CER and none of its subsidiaries or affiliates, including CER Hong Kong, as of the date hereof, and after giving effect to the transactions contemplated hereby to occur, is not and will not be Insolvent (as defined below).  For purposes of this section, “Insolvent” means (i) the present fair saleable value of CER Hong Kong assets is less than the amount required to pay CER Hong Kong’s total indebtedness, (ii) CER Hong Kong is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) CER Hong Kong intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature, or (iv) CER Hong Kong has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

13.         Covenants.

13.1        Reports.  (a)   So long as this Loan Agreement remains outstanding, CER shall have its annual consolidated financial statements audited and its interim consolidated financial statements reviewed by a firm of independent registered accountants in accordance with Statement on Auditing Standards 101 issued by the American Institute of Certified Public Accountants (or any similar replacement standard).  In addition, so long as this Loan Agreement is outstanding, CER and CER Hong Kong shall furnish to the holder of this Loan Agreement all annual and quarterly reports of CER on Forms 10-K and 10-Q, respectively, and all current reports on Form 8-K, in each case filed by it with the Securities and Exchange Commission (“SEC”).  If CER shall not be subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), it shall nevertheless furnish the holder of this Loan Agreement with (a) the financial information that would be required to be contained in a filing on such annual or quarterly report, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (b) all information that would be required to be contained in filings with the SEC on Form 8-K.  All such annual reports shall be furnished within 190 days after the end of the fiscal year to which they relate, and all such quarterly reports shall be furnished within 45 days after the end of the fiscal quarter to which they relate.  All such current reports shall be furnished within the time periods specified in the SEC’s rules and regulations for reporting companies under the Exchange Act.

 (b)           At CER’s or CER Hong Kong’s option, CER or CER Hong Kong shall either (i) distribute such information and such reports (as well as the details regarding the conference call described below) electronically to the holder of this Loan Agreement, and/or (ii) make available such information to such holder by posting such information on the Internet (which may be its own or CER’s site, IntraLinks or any comparable password protected online data system which will require a confidentiality acknowledgement or otherwise, and CER and CER Hong Kong shall provide such password thereto to the holder of this Loan Agreement and make such information readily available to such holder, who agrees to treat such information as confidential).

13.2        Taxes.  CER shall, and shall cause each of its subsidiaries and affiliates to, pay prior to delinquency all material taxes, assessments, and governmental levies except as contested in good faith and by appropriate proceedings.

13.3        Limitations on Liens.  CER and its subsidiaries and affiliates shall not create, incur, assume or permit or suffer to exist any lien, claim or encumbrance of any nature whatsoever against any of the Collateral, unless contemporaneously therewith, such lien is subordinated in right of payment to the Loan Agreements to the extent reasonably acceptable to holders of a majority in principal amount of the Loan Agreements.

13.4        Conduct of Business.  CER shall not, and shall not permit any subsidiary or affiliate to, engage in any business other than the business of designing, manufacturing, installing and selling boilers and heat recovery systems, and related items.

13.5        Maintenance of Properties; Insurance; Compliance with Law.

(a)           CER shall, and shall cause each of its subsidiaries and affiliates to, at all times cause all properties used or useful in the conduct of their business to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) and supplied with all necessary equipment, and shall cause to be made all necessary repairs, renewals, replacements, necessary betterments and necessary improvements thereto.

(b)           CER shall maintain, and shall cause to be maintained for each of its subsidiaries and affiliates, insurance covering such risks as are usually and customarily insured against by corporations similarly situated in the markets where CER its subsidiaries and affiliates conduct their respective operations, in such amounts as shall be customary for corporations similarly situated and with such deductibles and by such methods as shall be customary and reasonably consistent with past practice.

(c)           CER shall, and shall cause each of its subsidiaries and affiliates to, comply with all statutes, laws, ordinances or government rules and regulations to which they are subject, non compliance with which would materially adversely affect the business, earnings, properties, assets or financial condition of the CER its subsidiaries and affiliates taken as a whole.

13.6        Legal Existence.  CER for itself, and shall cause each of its subsidiaries and affiliates for each respective entity, shall do or shall cause to be done all things necessary to preserve and keep in full force and effect its legal existence, in accordance with its organizational documents (as the same may be amended from time to time).  CER and its subsidiaries and affiliates shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its subsidiaries and affiliates if the respective board of directors and the board of directors of CER shall determine that the preservation thereof is no longer desirable in the conduct of the business of CER and its subsidiaries and affiliates, taken as a whole, and that the loss thereof is not adverse in any material respect to the holders of the Loan Agreements.

13.7        Assets. CER and its subsidiaries and affiliates each has good and marketable title in all personal property owned by it that is material to their respective businesses, including the Project Contract and related payment guarantee of SOPO Group, in each case free and clear of all liens and encumbrances.  The real property owned or leased by CER and its subsidiaries and affiliates are held by them under valid, subsisting and enforceable purchase contracts or leases of which CER and its subsidiaries and affiliates are in material compliance.   CER and its subsidiaries and affiliates will take all action necessary, at its sole expense, to maintain the marketable title in all its personal property and real property, whether owned or leased.

13.8        Limitations on Mergers, Consolidations, etc.  (a) CER shall not, directly or indirectly, in a single transaction or a series of related transactions, (i) consolidate or merge with or into another person, or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of CER and its subsidiaries or affiliates (taken individually or as a whole) or (ii) adopt a plan of liquidation for either of the entities or of any of the subsidiaries or affiliates unless, in either case:

(A)           CER will be the surviving or continuing person; or

(B)           the person or entity formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a plan of liquidation, any person to which assets are transferred) (collectively, the “Successor”) is a corporation, limited liability company or limited partnership, and the Successor expressly assumes, by agreements in form and substance reasonably satisfactory to the holders of a majority in principal amount of the Loan Agreements, all of the obligations of CER, CER Hong Kong and CER Shanghai under this Loan Agreement and the other Loan Agreements and all the related agreements.

(b)           Upon any consolidation, combination or merger of CER or CER Hong Kong or any transfer of all or substantially all of the assets of CER or CER Hong Kong, respectively, in accordance with the foregoing, in which CER or  CER Hong Kong is not the continuing obligor under the Loan Agreements, the surviving entity formed by such consolidation or into which CER or CER Hong Kong is merged or the person to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, CER and CER Hong Kong under the Loan Agreements, with the same effect as if such surviving entity had been named therein and, except in the case of a lease, CER and/or CER Hong Kong will be released from the obligation to pay the principal of and interest under the Loan Agreements and all of CER’s or CER Hong Kong’s other respective obligations and covenants under the Loan Agreements.

(c)           Notwithstanding the foregoing, any subsidiary or affiliate may consolidate with, merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to CER or CER Hong Kong or another subsidiary.

14.         Miscellaneous.

14.1        Savings Clause.  In no event shall the interest rate or rates payable under this Loan Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  CER Hong Kong, in executing and delivering this Loan Agreement, and the holder of this Loan Agreement in accepting it, intend legally to agree upon the rate or rates of interest and manner of payment stated herein; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Loan Agreement, CER Hong Kong is and shall be liable only for the payment of such maximum as allowed by law, and payment received from CER Hong Kong in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of this Loan Agreement to the extent of such excess.

14.2        Governing Law.  This Loan Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  This law has been selected because it relates to the law governing CER, the public corporation and parent company of CER Hong Kong.  Each of the parties hereto recognize the applicability of such law.

14.3        Arbitration.  Any dispute, controversy or claim arising out of or relating to this contract, or the breach, termination or invalidity thereof, shall be settled by arbitration in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with these rules. The number of arbitrators shall be three, one of whom shall be a national of China, and the other two will not be nationals of China, but may be nationals of the Special Administrative Zone of Hong Kong. The arbitration proceedings shall be conducted in English.

14.4        Attorney-in-Fact.  CER Hong Kong hereby irrevocably appoints each of the Lenders its attorney-in-fact, with full authority in the place and stead of CER Hong Kong and in the name of CER Hong Kong or otherwise, at such time as an Event of Default has occurred and is continuing under this Loan Agreement to take any action and to execute any instrument which the Lenders may reasonably deem necessary or advisable to accomplish the purposes of this Loan Agreement and the other Loan Agreements including:

(a)           to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Loan Agreements, in connection with the loan agreement between CER Hong Kong and CER Shanghai, and in connection with the Project Contract or  the payment guarantee agreement of SOPO Group;

(b)           to file any claims or take any action or institute any proceedings which the holders of the Loan Agreements may deem necessary or desirable for the collection of any of the Loan Agreements, the loan agreement between CER Hong Kong and CER Shanghai, or the Project Contract or payment guarantee agreement of SOPO Group or otherwise to enforce the rights of holders of the Loan Agreements with respect to any of the Loan Agreements, the loan agreement between CER Hong Kong and CER Shanghai, or the Project Contract or the payment guarantee agreement of SOPO Group; and

(c)           to bring suit in its own name to enforce the loan agreement between CER Hong Kong and CER Shanghai, the Project Contract or the payment guarantee agreement of SOPO Group and, if the holders of the Loan Agreements shall commence any such suit, CER Hong Kong shall, at the request of the holders of the Loan Agreements, do any and all lawful acts and execute any and all proper documents reasonably required by the holders of the Loan Agreements in aid of such enforcement.

To the extent permitted by law, CER Hong Kong hereby ratifies all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable until this Loan Agreement is paid in full.

14.5        Remedies Cumulative.  The rights and remedies of holders of the Loan Agreements under the Loan Agreements, shall be cumulative.  The holders of the Loan Agreements shall have all other rights and remedies not inconsistent herewith as provided under the law, or in equity.  No exercise by the holders of the Loan Agreements of one right or remedy shall be deemed an election, and no waiver by the holders of the Loan Agreements of any Event of Default shall be deemed a continuing waiver.  No delay by the holders of the Loan Agreements shall constitute a waiver, election, or acquiescence by it.

14.6        Amendment.  This Loan Agreement and its terms may be changed, waived or amended only by the written consent of CER Hong Kong and the holders of a majority in principal amount of the Loan Agreements outstanding, voting or consenting together for purposes of such determination.

14.7        Severability.   In case any provision contained herein (or part thereof) shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or other unenforceability shall not affect any other provision (or the remaining part of the affected provision) hereof, but this Loan Agreement shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) had never been contained herein, but only to the extent that such provision is invalid, illegal, or unenforceable.

14.8        Assignment.    The holders of the this Loan Agreement may assign to one or more assignees (each an “Assignee”) all, or any ratable part of all, of this Loan Agreement and the other rights and obligations of such holder hereunder; provided, that CER Hong Kong may continue to deal solely and directly with the holder of this Loan Agreement in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to CER Hong Kong by the holders and the Assignee, and (ii) the holder and its Assignee have delivered to CER Hong Kong a document reflecting such assignment and acceptance reasonably acceptable to CER Hong Kong.

14.9        Payment Set Aside.  To the extent that CER Hong Kong makes a payment or payments to any Lender hereunder or any Lender enforces or exercises its rights hereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to CER Hong Kong by a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, other law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

14.10      Independent Nature of Lender’ Obligations and Rights.  The obligations of each Lender under the Loan Agreement and related agreements (together, the “Transaction Documents”) are several and not joint with the obligations of any other Lender, and no Lender shall be responsible in any way for the performance of the obligations of any other Lender under any Transaction Documents, except were actions are taken jointly as provided in the Transaction Documents.  The decision of each Lender to make their respective Loan pursuant to this Loan Agreement has been made by such Lender independently of any other Lender and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of CER and its subsidiaries and affiliates, taken as a whole. which may have been made or given by any other Lender or by any agent or employee of any other Lender, and no Lender or any of its agents or employees shall have any liability to any other Lender (or any other person) relating to or arising from any such information, materials, statements or opinions.  Nothing contained herein or in any Transaction Document, and no action taken by any Lender pursuant thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity.  Each Lender acknowledges that no other Lender has acted as agent for such Lender in connection with making its Loan under this Loan Agreement and that no other Lender will be acting as agent of such Lender in connection with monitoring its investment hereunder.

14.11      Survival.  The representations and warranties, agreements and covenants contained herein shall survive the making of the Loan or advance of funds and the repayment of the Loan or advance of funds, as herein contemplated.

14.12      Execution.  This agreement and all related agreements, instruments and documents may each be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement, instrument, or document and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that all parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.

14.13      Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Loan Agreement.

[signature on next page]

IN WITNESS WHEREOF, the parties has caused this Loan Agreement to be signed in its name as of the date above written.

CER (Hong Kong) Holdings Limited

By:
Name:
Title:

China Energy Recovery, Inc.

By:
Name:
Title:

Lender

By:
Name:
Title: